EXHIBIT 10.24

                               PURCHASE AGREEMENT

     This PURCHASE AGREEMENT is made as of the 31st day of July, 1996 by and among TEMPFUNDS AMERICA, INC., a Florida corporation and TEMPFUNDS AMERICA FUNDING CORPORATION OF SOUTH CAROLINA, INC., a South Carolina corporation (collectively "Sellers" or individually "Seller") and CAPITAL FACTORS, INC., a Florida corporation ("Purchaser").

                             W I T N E S S E T H:

     WHEREAS, Sellers are engaged in the business of administering and financing payroll accounts for certain temporary employment and home care agencies. Sellers and Purchaser have entered into that certain Letter of Intent dated June 7, 1996, regarding Purchaser's interest in purchasing certain assets of Sellers ("Letter of Intent"). Purchaser has concluded its due diligence pursuant to the Letter of Intent. Accordingly, Purchaser wishes to acquire and Sellers wish to sell certain assets used in the business of Sellers on the terms and conditions hereinafter set forth

     NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

     1. PURCHASE AND SALE: The Purchaser shall purchase and acquire from Sellers and Sellers shall sell, transfer, assign and convey to Purchaser at Closing (except as set forth in subparagraph (b) below) the following assets used in connection with Sellers' business (the "Assets"):

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     a. ACCRUING ASSETS. All of Sellers' interest in and under all loans, contracts and contract rights identified in Schedule "All attached hereto and made a part hereof and all accounts receivables owed to Sellers pursuant to such loans, contracts and contract rights which are accruing as of the date of Closing ("Accruing Assets"). Purchaser shall assume all of Sellers' obligations as set forth in the loan documents and contracts evidencing the Accruing Assets as of Closing.

     b. FIXED ASSETS. Those fixed assets which are essential to the operation of Sellers' business as deemed by Purchaser in its sole discretion ("Fixed Assets") Any Fixed Assets not deemed to be essential shall be returned by Purchaser within 180 days from Closing.

     c. INTANGIBLE ASSETS. All of Sellers' trademarks, tradenames, patents, copyrights, brandmarks, brandnames, service marks, customer lists, invoices, brochures, letterhead, catalogues and telephone numbers and other similar terms used in connection with Sellers, business, including all of Sellers' interest in any business records and client accounting records pertaining to Sellers" business and the name "TempFunds," together with all registrations and filings regarding any of the foregoing as set forth in Schedule "B" (collectively, the "Intangible Assets").

     d. PREPAID EXPENSES AND PREPAID INSURANCE. Any prepaid expenses, prepaid insurance from which Purchaser will realize the benefit of such prepayment in connection with its acquisition of the Accruing Assets (the "Prepaid Items").

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     2. EXCLUDED ASSETS. Notwithstanding the foregoing, the Assets shall not include any of (i) Sellers' cash and cash equivalents, bank deposits and other deposits, (ii) any loans, contracts, contract rights, receivables and related Intangible Assets with respect to the matters identified in Schedule "A" attached hereto and made a part hereof; (iii) all accounting records of Sellers, although Purchaser shall be entitled to make copies of any such accounting records, at its expense, from time to time after the Closing; and (iv) any of Sellers' rights arising under this Agreement.

     3. PURCHASE-PRICE. The purchase price shall be paid by Purchaser to Sellers as follows:

        a. A cash payment at Closing in the amount of NINE HUNDRED THOUSAND DOLLARS ($900,000.00) in lawful money of the United States, together with an additional cash payment at Closing in lawful money of the United States in an amount equal to the net book value of the Accruing Assets at Closing. The net book value of the Accruing Assets at Closing shall be the value of the Accruing Assets as set forth on Sellers' internally prepared financial statements and as mutually determined by Sellers and Purchaser for the date of Closing.

        Notwithstanding the foregoing, Purchaser may offset against the actual amount of cash payments to be made to Sellers at Closing, the outstanding amounts owed to Purchaser by Sellers under that certain Loan and Security Agreement dated December 18, 1995 and promissory note of even date therewith in the original

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principal amount of $3,200,000.00. The outstanding principal balance owed to
Purchaser as Of July 31, 1996 is $3,200,000.00 with $26,936.52 of accrued and unpaid interest. Such payoff shall be made without any prepayment penalty or other charge imposed by Purchaser

        b. Deferred cash payments shall be made by Purchaser to Sellers in lawful money of the United States as follows:

           (1) The sum of THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000.00) plus interest from Closing at Purchaser's Cost of Funds as defined below, payable on July 31, 1997, provided that there exists at least a ninety percent (90%) Retention (as hereinafter defined) of Original Clients (as hereinafter defined) of Sellers;

           (2) The sum of THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000.00) plus interest from Closing at Purchaser's Cost of Funds as defined below payable on July 31, 1998, provided that there exists at least an eighty percent (80%) Retention (as hereinafter defined) of Original Clients (as hereinafter defined) of Sellers;

           (3) The sum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) plus interest from Closing at Purchaser's Cost of Funds payable on July 31, 1999, provided that the annualized gross revenue received by Purchaser during the three months immediately preceding August 1, 1999 from Factors' Related Clients (as hereinafter defined), is One Hundred Seventy Two Percent (172%) of

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the annualized gross revenue received by sellers from Accruing Assets for the three months immediately prior to AUGUST 1, 1996.

     For purposes hereof, the percent of "Retention" shall be determined by dividing the average balance of outstanding loans and factored accounts made by Purchaser to Original Clients for the three months prior to August 1, 1997 and August 1, 1998, respectively, by the balance of outstanding loans and factored accounts by Sellers to original Clients as of July 31, 1996. The average balance of outstanding loans and factored accounts by Purchaser to original Clients for the referenced three month period prior to the respective August 1, 1997 and August 1, 1998 dates shall be determined by dividing the sum of the balance of outstanding loans and factored accounts by Purchaser to Original Clients for each week during the three month period by the number of calendar weeks during such three month period.

     "Original Clients" shall be defined to include all current clients or customers of Sellers as of Closing as listed on Schedule "All and the successors and assigns of such clients or customers, plus those clients or customers listed on Schedule "A" which constitute potential clients or customers who are being solicited by Sellers and with whom Sellers are in substantive discussions, but who are not listed on Schedule "All and the successors and assigns of such clients or customers less those clients or customers listed in Schedule "A-3" that as of the date of Closing have informed Sellers that they will not be continuing their relationship with Sellers.

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     "Factors' Related Clients" shall be defined to include (i) those clients or customers of Sellers listed on Schedule "A"; (ii) Purchaser's clients in the temporary employment and home healthcare industry during the three months immediately preceding August 1, 1999; and (iii) any new clients or customers of Purchaser that exist during the three months immediately preceding August 1, 1999 and in which sellers' former employees are instrumental in either a direct or supervisory capacity for Purchaser being retained by such new clients.

     "Purchaser's Cost of Funds" shall be defined to be equal to Purchaser's weighted average cost of funds, (including debt and securitized funding, but not including equity, equity equivalents, preferred stock, obligations convertible into common stock, or obligations that were sold to investors as a unit with a common stock equivalent) during the relevant time period, as adjusted below. Purchaser's Cost of Funds shall be calculated on July 31, 1996 and on October lst, January 1st, April 1st and July 1st of each calendar year. Purchaser's Cost of Funds as determined at Closing shall be the effective interest rate through September 30, 1996 and the effective interest rate shall be adjusted for each subsequent quarterly period based on the October 1st, January 1st, April 1st and July 1st calculations through July 31, 1999.

     Notwithstanding anything herein to the contrary, the deferred payments to be made on July 31, 1997 and July 31, 1998, as described above, shall be adjusted on a prorata basis if the actual Retention percentage is less or greater than the Retention

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percentages referenced in subparagraphs 3 (b)(1) and (2) above. For example, if the actual Retention percentage for the deferred payment to be made on July 31, 1997 is eighty percent (80%), the Purchaser shall pay and Sellers shall receive an amount equal to eight-ninths (8/9) of Three Hundred and Fifty Thousand Dollars ($350,000.00). Similarly, if the actual Retention percentage is ninety percent (90%) for the July 31, 1998 payment date, the payment would be equal to nine-eighths (9/8) of Three Hundred Fifty Thousand Dollars ($350,000.00).

     Notwithstanding anything herein to the contrary, the payments to be made on July 31, 1999 shall be adjusted on a prorata basis if the actual annualized gross revenues from Factors' Related Clients is less or greater than the minimum annualized gross revenue percentage referenced in subparagraph 3(b)(3) above. For example, if the actual annualized gross revenue received from Factors, Related Clients is one-hundred fifty percent (150%) of the annualized gross revenue received by Sellers from Accruing Assets for the three months immediately prior to August 1, 1996, the payment to be made by Purchaser and received by Seller on July 31, 1999 shall be determined by multiplying a fraction, the numerator of which is 150 and the denominator of which is 172 times $200,000. If such actual percentage is one hundred eighty percent (180%), then the payment would be equal to 180/172 times $200,000.00.

     Notwithstanding the foregoing adjustments of the deferred payments as set forth in the two preceding paragraphs, the total principal amount of the deferred payments to be made on July 31,

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1997, July 31, 1998 and July 31, 1999 shall not exceed $900,000 plus interest as set forth above.

     All payments to be made by Purchaser to Sellers hereunder shall be by same-day wire transfer to an account as directed by Sellers.

     The amount of the payments to be made at Closing and on July 31, 1997, July 31, 1998 and July 31, 1999 shall be estimated based on financial information available as of a date which is five (5) business days prior to the Closing or the respective deferred payment date. Purchaser and Sellers shall re-calculate the amount of the actual payments due as of the Closing and on each respective deferred payment date no later than thirty (30) days from the date of Closing or the respective deferred payment date. Sellers shall either refund to the Purchaser any overpayment, or Purchaser shall pay to Sellers any remaining sums due upon expiration of such thirty (30) day period following date of Closing or the respective deferred payment date.

     At Closing, Sellers and Purchaser shall execute a mutual estoppel statement setting forth the calculation of Purchaser's Cost of Funds as of Closing, and no later than thirty (30) days from the date of Closing, a mutual estoppel statement setting forth the outstanding balance of loans and factored accounts by Seller to Original Clients as of Closing and the annualized gross revenues received by Sellers for the three months immediately prior to August 1, 1996. For purposes of any mutual determination to be made by Sellers and Purchaser, Sellers hereby agree to elect Tom

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Huston as President of each Seller at Closing to oversee that process. In the event that either Tom Huston or Paul C. Steinfurth are not serving as President of each Seller and it is necessary to make a calculation under this Agreement which is to be mutually determined, the determination shall be made by audit performed by BDO Seidman or any other certified public accountant designated by Purchaser, the cost of which shall be paid one-half by Sellers and one-half by Purchaser.

       4. REPRESENTATIONS AND WARRANTIES OF SELLERS. Each of the Sellers hereby represent and warrant to Purchaser that:

           a. TITLE. Sellers have good and marketable title to all of the Assets. Sellers will convey the Assets to Purchaser free and clear of any mortgage, pledge, lien, encumbrance or other security interest.

           b. AUTHORIZATION. Sellers have by proper corporate proceedings duly authorized the execution, delivery and performance of this Agreement and have duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. The consummation of the transactions contemplated by this Agreement shall not conflict with any applicable federal, state or local law, rule, regulation, writ, decree or order to which any Seller is a party and shall not conflict with or violate any term, provision or covenant of any indenture, contract, agreement, instrument or judgment applicable to any Seller, except

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for those consents of Sellers, lenders as set forth in Schedule "C".

           c. GOVERNMENTAL ORDER. Neither Seller is subject to any order, judgment or decree, or any other restriction of a material nature which would prevent or hinder the transactions contemplated by this Agreement.

           d. LITIGATION. There are no legal proceedings or governmental investigations pending before any court or other governmental body or any other tribunal, or, to the best knowledge of Sellers, threatened against or relating to the Assets to be transferred to Purchaser hereof, the results of which, if adversely determined, could materially or adversely affect the transactions contemplated by this Agreement.

           e. CONDUCT OF BUSINESS. Upon the date of execution of this Agreement through Closing, Sellers will conduct their business in the usual and ordinary course and will use their best efforts to maintain and preserve its good will and property. Except with the prior written consent of Purchaser (which shall not be unreasonably withheld) Sellers will not dispose of any Assets or incur any liabilities except in the usual and ordinary course of business, nor make any significant organizational or personnel changes.

           f. STATUS OF ACCRUING ASSETS. To the best of Sellers' knowledge, the underlying loan documents and contracts comprising the Accruing Assets constitute valid and enforceable obligations of the clients and customers of Sellers subject to no

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off-sets, defenses or counterclaims and Sellers have a perfected, first priority security interest in the accounts receivable of such clients Or customers as set forth in the loan documents and contracts and pursuant to UCC-1 filings made by Sellers. To the best of Sellers' knowledge, all of the Accruing Assets are in compliance with all federal, state and local laws and regulations, including all applicable usury laws, except that Sellers have not qualified to do business in the States Of New Jersey, Minnesota, or Indiana to the extent that such qualification may be deemed necessary to institute enforcement proceedings with respect to any of the Accruing Assets against a client or customer located in New Jersey, Minnesota or Indiana.

     For purposes hereof, the term "to the best of Sellers' knowledge", shall be based upon the books and records of Sellers and any verbal communications received by the principal officers of Sellers from any outside third party or employee of Sellers.

       5. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser hereby represents and warrants to Sellers that all necessary and appropriate action has been taken by Purchaser with respect to the execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder, that this Agreement has been duly authorized, executed and delivered by Purchaser and that this Agreement constitutes the valid and binding obligation of Purchaser in accordance with its terms and the consummation of the transactions contemplated by this Agreement shall not conflict with any applicable, federal, state or local

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law, rule, regulation, writ, decree or order to which any Purchaser is a party and shall not conflict with or violate any term, provision or covenant of any indenture, contract, agreement, instrument or judgment applicable to Purchaser.

       6. CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE. The obligations to be performed by Purchaser under this Agreement prior to and at Closing, and (except for those obligations set forth in Section 9 below) shall be subject to the satisfaction at or prior to Closing of the following conditions:

           a. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made on and as of such date.

           b. PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by the Sellers, at or prior to the Closing shall have been fully performed and complied with.

           c. NO ADVERSE PROCEEDINGS. No suit or proceeding shall have been commenced by any party seeking to enjoin or prohibit the consummation of the transactions contemplated hereby, which suit or proceeding shall not have been successfully defended or dismissed with prejudice as of the Closing date.

           d. DISSENTERS' RIGHTS. Holders of no more than five percent (5%) of the validly issued, fully assessed and

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outstanding shares of common stock of Sellers shall have elected to exercise dissenters, rights with respect to the transaction contemplated by this Agreement.

           e. NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse changes in the operations or financial condition of Sellers since the execution of this Agreement, including, without limitation thereto, with respect to the portfolio comprising Accruing Assets or the appropriate level of reserved deposits held with respect to such Accruing Assets.

           f. DELIVERY OF CERTAIN ITEMS. The Sellers shall have delivered to Purchaser the following items:

              (1) An Assignment and Assumption Agreement in form acceptable to Purchaser and Sellers;

              (2) Delivery of all promissory notes, if any, constituting the Accruing Assets endorsed to the order of Purchaser without recourse;

              (3) UCC-3 Financing Statements assigning Sellers' UCC-1 Financing Statements in the receivables comprising the Accruing Assets to Purchaser;

              (4) originals of each of the contracts and loan documents underlying the Accruing Assets which shall be delivered to Purchaser's representative in the State of North Carolina.

              (5) A Bill of Sale and Assignment conveying Sellers' interests in the Fixed Assets and Intangible Assets in form acceptable to Purchaser and Sellers, a separate federal

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assignment regarding the matters set forth in Schedule "B", and a separate assignment of Sellers' lock-box account at First Union National Bank in Charlotte, North Carolina.

              (6) The mutual estoppel statement described in Section 3(b).

              (7) An opinion from Sellers' counsel opining as to the following matters:

                  (a) authorization of the Sellers to execute this Agreement and to complete the transactions contemplated thereunder (the "Transaction");

                  (b) validity and enforceability of this Agreement and all other documents to be executed by Sellers in connection with the Transaction;

                  (c) good standing and qualification of Sellers in the states of Florida and South Carolina;

                  (d) reasoned usury opinion regarding the choice of law provisions set forth in the underlying documents and contracts comprising the Accruing Assets.

           g. MATTERS REGARDING SELLERS' AFFILIATES. The Purchaser shall have satisfied itself as to matters regarding those affiliates and subsidiaries of the Sellers who now own or previously owned any of the Accruing Assets, including, without limitation, TFA Funding, Inc. and Genesis TFA Funding, Inc. In addition, Purchaser shall have satisfied itself as to the title to those Accruing Assets now or previously owned by such affiliates or subsidiaries and any prior or contemplated assignment of any of

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such Accruing Assets and UCC-1 Financing Statements from such affiliates or subsidiaries of Sellers. If requested by Purchaser, such parties shall be added as parties to this Agreement by addendum to enable Purchaser to take direct assignments and transfers of any of such Accruing Assets from such affiliates or subsidiaries.

       7. CONDITIONS TO OBLIGATION OF SELLERS TO CLOSE. The obligations of the Sellers to be performed under this Agreement prior to and at Closing shall be subject to satisfaction at or prior to Closing of the following conditions:

           a. REPRESENTATIONS AND WARRANTIES. Purchaser's representations and warranties set forth in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made on and as of such date.

           b. PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations of this Agreement which are to be performed or complied with by Purchaser, at or prior to Closing shall have been fully performed and complied with.

           c. DELIVERY OF CERTAIN ITEMS. Purchaser shall deliver to the Sellers the Purchase Price in accordance with Paragraph 3 of this Agreement, and the documents reflected in subparagraph 6(f)(1) and (5).

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           d. LENDER CONSENTS AND ESTOPPELS. Consents and estoppels from
Sellers, lenders identified in schedule "C" in form satisfactory to Sellers and Purchaser.

           e. OPINION OF COUNSEL. Opinion of Purchaser's counsel opining as to the following matters:

              (1) authorization of the Purchaser to execute this Agreement and to complete the Transaction contemplated hereunder;

              (2) validity and enforceability of this Agreement and all of the documents to be executed by Sellers in connection with the Transaction;

              (3) good standing and qualification of Purchaser.

       8. CLOSING. The closing of the transactions contemplated by this Agreement ("Closing") shall occur at such place and time as the parties may agree, provided, however, that the Closing shall have occurred by 5:00 p.m. eastern daylight time, on August 9, 1996. The term "Closing" as used in this Agreement shall also refer to the date of Closing. TIME IS OF THE ESSENCE TO THIS AGREEMENT. Each party shall bear his own expenses in connection with the transaction contemplated by this agreement, provided that purchaser shall bear the cost of recording or filing any document to be delivered by sellers to purchaser at closing.

       9. CONFIDENTIALITY. All information furnished by Sellers to Purchaser under this Agreement shall be treated as confidential and Purchaser shall take normal and reasonable

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precautions to preserve the confidentiality of such information until the
Closing of this Agreement and, if this Agreement is terminated, Purchaser shall return to Sellers all documents and other materials containing, reflecting or referring to such information. Purchaser's obligation hereunder shall not apply to any information which (i) was already in its possession prior to the disclosure thereof by Sellers, (ii) was already in its possession prior to the disclosure thereof by Sellers and as may hereafter be disclosed and required by Purchaser to be disclosed in connection with that certain Loan and Security Agreement entered into between Sellers and Purchaser dated December 18, 1995 as same may be modified, extended or amended from time to time and that certain Loan and Security Agreement entered into between TFA Funding, Inc. and Purchaser dated December 18, 1995 as same may be modified, extended or amended from time to time including any other loan documentation and guaranties executed in connection with either of said loans, (iii) was then generally known to the public (iv) became known to the public through no fault of Purchaser or any of its agents or representatives, (v) was disclosed to Purchaser by a third party unaffiliated with Purchaser who was not bound by an obligation of confidentiality to Sellers. Notwithstanding the foregoing, Purchaser may disclose such information as Purchaser, its underwriters and/or its outside counsel may deem appropriate or necessary to disclose in connection with applicable law including Purchaser's Registration Statement filed with the Securities and Exchange commission as same may be

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amended, from time to time and any notice or application to any regulatory authority which Purchaser may make regarding the acquisition, subject to advance notification to Sellers. The terms and provisions of paragraph 2 of that certain letter dated April 24, 1996 by and between Sellers and Purchaser shall continue in full force and effect in the event the Closing does not occur.

       10. BROKERAGE. Sellers and Purchaser hereby represent and warrant to each other that there are no brokerage commissions, finders fees or other like payments due any party in connection with the transaction contemplated by this Agreement, as a result of any action taken by Sellers or by Purchaser, except that Sellers have engaged Westwood Capital, LLC ("Westwood") to act as Sellers exclusive financial advisor and exclusive agent in connection with the transaction contemplated by this Agreement, and Sellers shall hold Purchaser harmless from and against any claim, fee, or expense asserted by Westwood against Purchaser in connection with the consummation of the transaction contemplated by this Agreement.

       11. EMPLOYEES OF SELLERS. Purchaser shall be free to determine which, if any, personnel of Sellers it would desire to retain and which key personnel it would elect to offer employment contracts to, and Sellers shall cooperate with Purchaser in implementing Purchaser's decisions regarding such retention and hiring. Notwithstanding the foregoing, it is understood and agreed that Purchaser's and Sellers, obligations to consummate the transactions contemplated under this Agreement are expressly

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conditioned upon Purchaser reaching a satisfactory written employment agreement with Austin Stubblefield. Effective as of the Closing, Austin Stubblefield shall resign as President of each Seller.

       12. INDEMNIFICATION REGARDING EXCLUDED ASSETS:

           a. OBLIGATION TO INDEMNIFY. The Sellers hereby jointly and severally indemnify and hold harmless the Purchaser, and its officers and directors from and against any and all losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including without limitation, reasonable attorneys' fees, paralegals' fees, investigation expenses, court costs, interest and penalties) arising out of or in connection with, or caused by, directly or indirectly, any litigation, pending or threatened, regarding any of the Excluded Assets (the "Proceeding").

           b. DEFENSE OF ACTIONS. The Sellers shall be solely responsible, at its expense, for litigating, defending or otherwise attempting to resolve any Proceeding against which the Purchaser is indemnified under this provision, except that: (i) the Purchaser shall have the right to participate in the defense of any such Proceeding at the Purchaser's expense and through counsel of the Purchaser's choice; and (ii) the Sellers shall not agree to any settlement without the Purchaser's express prior written consent which shall not be unreasonably withheld.

           c. NOTICES AND PAYMENTS. With respect to each separate matter or series of matters against which the Purchaser is indemnified hereunder:

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              (1) Upon the Purchaser's receipt of written documents pertaining to the Proceeding underlying such matter or series of matters, or, if such matter or series of matters does not involve a third party demand claim, after the Purchaser's first learning of such matter or series of matters and the amount demanded or claimed in connection therewith, the Purchaser shall give notice to the Sellers of such documents and information as it shall have so received.

              (2) After a final agreement is reached or a final judgment is rendered with respect to such matter or series of matters or the amount owing by the Sellers pursuant to this provision as a result of such matter or series of matters, is otherwise determinable in whole or in part, the Purchaser shall give notice to the Sellers of the amount owing by the Sellers ("Indemnification Amount") with respect to such matter or series of matters ("Indemnification Payment Notice") and the Sellers shall make payment of the indemnification Amount within five (5) days of the receipt of the Indemnification Payment Notice.

           d. OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification rights of the Purchaser under this provision are independent of and in addition to such rights and remedies as the Purchaser may have at law or in equity or otherwise for any misrepresentations, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto.

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13. MISCELLANEOUS PROVISIONS.

           a. NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and served either by personal delivery or to the party for whom it is intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested (or such form of mail as may be substituted therefore by postal authorities), in the United States mail, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by such party:

            If to any Seller:

                  TempFunds America, Inc.
                  TempFunds America Funding Corporation of South Carolina, Inc. 7406 S.W. 48th Street
                  Miami, Florida 33155
                  Attention: Austin Stubblefield

            With Copy to:

                  Frank M. Mock, Esquire
                  Baker & Hostetler
                  200 South Orange Avenue
                  SunTrust Center, Ste. 2300
                  Orlando, Florida 32801

            If to Purchaser:

                  Capital Factors, Inc.
                  Capital Square Building
                  1799 West Oakland Park Blvd.
                  Ft. Lauderdale, FL 33311
                  Attention: John W. Kiefer

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            With Copy to:

                  Michael G. Levine, Esq.
                  Sr. Vice President
                  Capital Square Building
                  1799 West Oakland Park Blvd.
                  Ft. Lauderdale, Florida 33311

Each party shall immediately notify the other party of any change of address.

           b. ENTIRE AGREEMENT. This Agreement and the exhibits and schedules referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understanding with respect thereto, including the Letter of Intent.

           c. BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Purchaser, its legal representatives, successors and permitted assign, and each Seller, its respective legal representative, successor and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of other party or parties (which consent shall not be unreasonably withheld or delayed) except that Purchaser may assign this Agreement and any of the rights, interests or obligations hereunder to a subsidiary of the Purchaser or subsidiary of Purchaser's parent or affiliate so long as Purchaser continues to be primarily obligated for the obligations of the purchaser under this Agreement, including those obligations which survive Closing.

           d. NO THIRD PARTY BENEFICIARY. Subject to the preceding paragraph, nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

           e. COUNTERPARTS. This Agreement may be executed simultaneously in identical counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

           f. CAPTIONS. The section headings and other captions in this Agreement and the exhibits hereto are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

           g. WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claiming to have given or consented thereto. Except to the extent that a party hereto may otherwise agree in writing, no waiver by that party of any condition of this Agreement, or breach by the other party of any of his or its obligations or representations hereunder shall be deemed to be a waiver of any other condition or subsequent breach of the same or any other obligation or representation by the other party or parties, nor shall any forbearance by the first party or parties to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party or parties of his, its or their rights and remedies with respect to such noncompliance or breach.

           h. OTHER AND FURTHER COVENANTS. The parties shall, in good faith, execute such other and further instruments, assignments or documents as may be necessary for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party hereto shall assist and cooperate with each and every other party in connection with these activities. During the period from the date of this Agreement to the Closing, Sellers shall afford Purchaser's representatives free access to Sellers, offices, records, files and books of account, and shall allow the Purchaser and its representatives to make copies of the same at Purchaser's expense, provided that Purchaser's review and use of any such items shall not unreasonably interfere with Sellers' normal operations. In addition, the officers and employees of Sellers shall be available to meet with' the Purchaser and its representatives during such period, and to provide information to Purchaser and its representatives.

           i. GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Florida.

           j. ATTORNEY'S FEES. In the event of any litigation arising out of the transactions contemplated herein, the cost of litigation and reasonable attorney's fees or paralegals fees of the prevailing party (whether or not suit be brought, incurred at or before trial, on appeal or in bankruptcy) shall be paid by the losing party.

           k. SURVIVAL. The representations and warranties of Sellers and Purchaser shall survive the Closing for a period of three (3) years.

           1. SCHEDULES "A" THROUGH "A-3". Schedule "A" has been prepared on an unaudited basis as of July 26, 1996. Schedules "A-1" through "A-3" have been prepared as of July 31, 1996 and shall be updated through Closing.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Signed, sealed and delivered        TEMPFUNDS AMERICA, INC.
in the presence of:

/s/ SABINA MOHAMED                  BY: /s/ D. AUSTIN STUBBLEFIELD
----------------------------            ---------------------------

/s/ JAMES ROTHMAN                   Title: President
----------------------------               ------------------------

                                    TEMPFUNDS AMERICA FUNDING
                                    CORPORATION OF SOUTH CAROLINA, INC.

/s/ SABINA MOHAMED                  By: /s/ AUSTIN STUBBLEFIELD
---------------------------             ----------------------------

/s/ NEIL NEUSCHATZ                  Title: President
---------------------------                -------------------------

                                    CAPITAL FACTORS, INC.

/s/ MICHAEL LEVINE                  BY: /s/ JOHN W. KIEFER
--------------------------              ----------------------------

/s/ ANDREA J. LUTFEY                Title: President
--------------------------                 ------------------------

                         ADDENDUM TO PURCHASE AGREEMENT

     This Addendum to Purchase Agreement is entered into as of this 31st day of July, 1996, by and among TEMPFUNDS AMERICA, INC., a Florida corporation and TEMPFUNDS AMERICA FUNDING CORPORATION OF SOUTH CAROLINA, INC., a South Carolina corporation ("Sellers") and CAPITAL FACTORS, INC., a Florida corporation ("Purchaser").

                                 WITNESSETH:

     WHEREAS, Sellers and Purchaser entered into that certain Purchase Agreement (the "Agreement") dated July 31, 1996; and

     WHEREAS, Sellers and Purchaser desire to add this addendum to the Agreement.

     NOW, THEREFORE, Sellers and Purchaser, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, do hereby agree to amend and modify the Agreement as set forth herein.

     1. A paragraph 14 is added to the Agreement as follows:

     14. ALLOCATION OF LITIGATION, COSTS, DAMAGES OR OFFSETS/PURCHASER RIGHT OF OFFSET.

        (a) Sellers and Purchaser hereby agree that in the event that Purchaser initiates a collection or enforcement action against a customer or client with respect to the Accruing Assets ("Purchaser Action") and the customer or client raises a counterclaim or defense to the Purchaser Action, or in the event that a customer or client with respect to such Accruing Assets initiates an action against Purchaser or Purchaser and Sellers seeking damages or seeking to limit such client or customer's liability with respect to the Accruing Assets, or challenges the enforceability or collectibility of such Accruing Assets ("Customer Action"), the parties shall allocate the legal fees, costs and any damages or offsets thereof as follows:

            (1) In the event that a court of competent jurisdiction renders a final non-appealable judgment ("Final Ruling"), pursuant to which such court has determined that Sellers and Purchaser have no liability with respect to such Customer Action, or such customer has no right of offset by virtue of such defense or counterclaim in connection with a Purchaser Action, then Sellers and Purchaser shall each bear their respective costs and attorneys' fees.

            (2) In the event that the court determines that one-hundred percent (100%) of the damages or offset as set forth in the Final Ruling is allocated against either Sellers or Purchaser, the responsible party shall bear all costs and attorneys' fees of both Sellers and Purchaser in connection with the prosecution of the Purchaser Action or the defense of such counterclaim or defense raised by such customer or client.

            (3) In the event that the court allocates responsibility between Sellers and Purchaser for the damages or offset set forth in the Final Ruling, the total attorneys' fees and costs of Sellers and Purchaser and the amount of such damages or offset shall be allocated in accordance with such allocation determined by the court. For example, if the court determines that Sellers are forty percent (40%) responsible for such damages or offset and Purchaser is sixty percent (60%) responsible for such liability or offset, and the total attorneys' fees of Sellers and Purchaser are $100,000.00, evidencing the sum of Sellers' attorneys' fees of $25,000.00 and Purchaser's attorneys' fees of $75,000.00, Sellers shall pay to Purchaser $15,000.00 in reimbursement of Purchaser's attorneys, fees and costs.

           (4) Reference to customer or client with respect to any Accruing Asset shall be deemed to include any guarantor of the obligations of such client or customer.

        (b) For purposes of implementing the foregoing allocations and to secure Sellers, performance of its obligations hereunder, the parties further agree as follows:

            (1) Sellers agree to submit to jurisdiction in any court, federal or state, in which the Purchaser Action is commenced or the Customer Action is commenced.

           (2) The parties shall seek to obtain the court's determination of allocation of responsibility for damages or offset set forth in the Final Ruling within the Purchaser Action or Customer Action and not by separate judicial proceeding. If the court will not render a determination regarding allocation of responsibility, Purchaser and Sellers shall submit the allocation of responsibility for damages or offset as set forth in the Final Ruling to arbitration in accordance with the American Arbitration Association Rules, such arbitration to be held in Broward County, State of Florida or Mecklenburg County, State of North Carolina, as determined by Purchaser.

            (3) Purchaser shall have the right to offset any sums due and owing to it from Sellers for attorneys' fees and costs hereunder, as well as the amount of any damages or offset set forth in the Final Ruling to the extent of the allocation of Sellers' responsibility determined by the court or pursuant to the proceeding against the sums due and owing to Sellers under subparagraphs 3(b)(1)(2) or (3) of the Agreement.

            (4) Sellers and Purchaser agree to seek to impose upon the customer or client in any Purchaser Action or Customer Action an award of the attorneys, fees of Sellers and Purchaser incurred in connection therewith and any such sums recovered by Sellers or Purchaser shall reduce the aggregate legal fees and costs of Sellers and Purchaser to be allocated between Sellers and Purchaser as set forth in subparagraph, (a)(3), above.

            (5) The right of offset referenced in subparagraph (b)(3) above shall be independent of and in addition to any other rights and remedies that Purchaser may have at law or in equity under the Agreement; provided, however, that any sums recoverable by Purchaser pursuant to any such additional right or remedy shall be reduced by the amount of any offset by Purchaser under this paragraph 14.

            2. Except as modified hereby, the Agreement shall remain in full force and effect.

            3. This Addendum may be executed in any one or more counterparts, each of which shall be deemed to constitute an original of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Addendum to Purchase Agreement as of the day and year first above written.

Signed, sealed and delivered              TEMPFUNDS AMERICA, INC.
in the presence of:


/s/ SABINA MOHAMED                         BY: /s/ D. AUSTIN STUBBLEFIELD
-------------------------------                --------------------------

/s/ NEIL NEUSCHATZ                         Title: President
-------------------------------                   ----------------------

                                          TEMPFUNDS AMERICA FUNDING
                                          CORPORATION OF SOUTH  CAROLINA,
                                          INC.

/s/ MICHAEL LEVINE                         By: /s/ JOHN W. KIEFER
------------------------------                 -------------------------

/s/ ANDREA J. LUTFEY                       Title: President
------------------------------                    -----------------------

                                          CAPITAL FACTORS, INC.

/s/ ELLOMA REID                           BY: /s/ DENNIS A. MCDERMOTT
-----------------------------                 --------------------------

/s/ CHRISTINA CHALKLEY                    Title: Senior Vice President
-----------------------------                    ----------------------